For Further Information:

Big Dog Holdings, Inc.
121 Gray Avenue
Santa Barbara, California 93101
www.bigdogs.com
www.walkingco.com
CONTACT:
Laura Russell
Investor Information
(805) 963-8727, ext. 1360
laurar@bigdogs.com

For Immediate Release:
August 3, 2004

      Big Dog Holdings, Inc. Announces Second Quarter 2004 Financial Results

Santa Barbara, California - August 3, 2004... Big Dog Holdings, Inc. (NASDAQ:
BDOG; www.bigdogs.com; www.thewalkingco.com), a developer and retailer of branded, lifestyle consumer products, today reported the financial results for the second quarter ended June 30, 2004. The results for the second quarter include assets and operations of The Walking Company ("TWC") which was acquired on March 3, 2004. TWC is the leading specialty retailer of high-quality, technically designed comfort walkwear and accessories.

For the quarter ended June 30, 2004, consolidated net sales were $41,043,000 as compared with $24,208,000 in the second quarter 2003. Our consolidated retail sales increased 70%, primarily due to the addition of approximately $18 million of revenue from our new TWC operations. The Company had a total of 263 stores opened (190 Big Dog stores and 73 Walking Company stores) at the end of the period as compared with 200 Big Dogs stores on June 30, 2003. Comparative store sales declined 1.2% for the Big Dogs chain and increased 5.3% for the TWC chain. Consolidated gross profit increased to $23,030,000 in the second quarter of 2004 as compared with $14,218,000 in the second quarter of 2003. The overall increase in consolidated gross profit is the result of contributions from TWC. Big Dogs' margin contribution for the period increased to 60.5% as compared to last year's margin contribution of 58.7% and the gross margin for the TWC chain was 50.5%.

Consolidated operating expenses in the second quarter 2004 were $20,811,000 or 50.7% of sales compared to $13,216,000 or 54.6% in 2003. The dollar increase in consolidated operating expenses primarily relates to the TWC acquisition, while the decrease in such expenses as a percentage of sales is attributable to leveraging these expenses over a larger revenue base, in addition to efficiencies created as a result of the TWC acquisition. The consolidated fully diluted net income per share for the second quarter increased to $.14 per share, as compared with a consolidated fully diluted net income per share of $.07 for the second quarter 2003.

Andrew Feshbach, Chief Executive Officer, stated, "We are very pleased with the results of our 2nd quarter, our first complete quarter owning The Walking Company. Financial results were strong. Just in the first four months of the acquisition, we have achieved many of our financial and organizational goals that we set for ourselves at the outset of the transaction. Although we did experience a slow down in revenue at the Big Dogs chain, overall profitability increased due to improved gross margins and cost controls. The sales momentum for the TWC chain is strong and improving so far in the 3rd quarter."

As of June 30, 2004, approximately $5 million of obligations incurred in connection with the TWC acquisition have been extinguished primarily through conversion of debt into 993,000 common shares of the Company. The conversion price was $4.35 per share. Big Dogs purchased the 10% minority interest in TWC effectively completing the acquisition of 100% of the Company.

Commenting on the financial condition for Big Dogs, Mr. Feshbach stated, "Our balance sheet, already strong, has been improved through the conversion of notes issued during the acquisition into common shares. This also has put about 1 million more shares into the public hands, our first step in improving the trading volume and liquidity in our stock."

Other Business:

Big Dogs closed its wholesale division including the newly acquired Lifeforms business. All future sales to other retailers, domestic or foreign, will be managed by our corporate sales or licensing divisions. All expenses associated with the closure have already been absorbed. Roberta Morris, Chief Financial Officer, stated, "Closing the wholesale division will simplify our distribution center and help us focus on growing our newly acquired TWC operations. The wholesale division accounted for approximately 2% of sales for Big Dogs in 2003."

Big Dog Holdings, Inc. consists of Big Dogs and The Walking Company. Big Dogs develops, markets and retails a branded, lifestyle collection of unique, high-quality, popular-priced consumer products, including activewear, casual sportswear, accessories and gifts. The BIG DOGS(R) brand image is one of quality, value and fun. The BIG DOGS(R) brand is designed to appeal to people of all ages and demographics, particularly baby boomers and their kids, big and tall customers, and pet owners. In addition to its 190 retail stores, Big Dogs markets its products through its catalog, licensing and corporate sales accounts and Internet sales. The Walking Company is a leading independent specialty retailer of high quality, technically designed comfort walk wear and accessories that features premium brands such as ECCO, Mephisto, Dansko, Birkenstock and Merrell among many others. These products have particular appeal to one of the largest and most rapidly growing demographics in the nation. The Walking Company operates 73 stores in premium malls across the nation.


Safe Harbor Statement Under the Private Securities Litigation Act 1995- With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future sales and other results of the Company could differ significantly from those statements. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission.

                                       BIG DOG HOLDINGS, INC. AND SUBSIDIARIES
                                       CONSOLIDATED BALANCE SHEETS (Unaudited)


                                                                                              June 30,
                                                                               ----------------------------------------
                                                                                     2004                  2003
                                                                               ------------------   -------------------
                                     ASSETS
CURRENT ASSETS:

      Cash and cash equivalents                                                       $1,525,000            $2,258,000
      Account receivable, net                                                            229,000               117,000
      Inventories                                                                     41,653,000            28,580,000
      Prepaid expenses and other current assets                                        1,111,000               928,000
      Deferred income taxes                                                            1,559,000             1,790,000
                                                                               ------------------   -------------------
            Total current assets                                                      46,077,000            33,673,000
PROPERTY AND EQUIPMENT, Net                                                           10,673,000             4,671,000
INTANGIBLE ASSETS, Net                                                                   217,000               123,000
DEFERRED INCOME TAXES                                                                  1,394,000             1,600,000
OTHER ASSETS                                                                             448,000               344,000
                                                                               ------------------   -------------------
TOTAL                                                                                $58,809,000          $ 40,411,000
                                                                               ==================   ===================


                               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

      Short-term borrowings                                                           $7,046,000           $ 5,001,000
      Current portion of note payable                                                     97,000                  -
      Accounts payable                                                                 5,055,000             1,659,000
      Income taxes payable                                                                83,000                  -
      Accrued expenses and other current liabilities                                   5,860,000             3,290,000
                                                                               ------------------   -------------------
            Total current liabilities                                                 18,141,000             9,950,000
LONG-TERM BORROWINGS                                                                   1,450,000                   -
NOTE PAYABLE                                                                             487,000                   -
CAPITAL LEASE OBLIGATIONS                                                                351,000                   -
DEFERRED RENT                                                                            690,000               616,000
DEFERRED GAIN ON SALE-LEASEBACK                                                          274,000               327,000
                                                                               ------------------   -------------------
      Total liabilities                                                               21,393,000            10,893,000
STOCKHOLDERS' EQUITY                                                                  37,416,000            29,518,000
                                                                                ------------------  -------------------
      TOTAL                                                                          $58,809,000          $ 40,411,000
                                                                               ==================   ===================

                                CONSOLIDATED STATEMENTS OF OPERATIONS
                                                (Unaudited)

                                                        Three Months Ended                 Six Months Ended
                                                              June 30,                         June 30,
                                                ----------------------------------   --------------------------------
                                                       2004             2003             2004              2003
                                                --------------    ----------------   --------------     -------------
NET SALES                                       $  41,043,000     $  24,208,000      $62,924,000         $39,562,000
COST OF GOODS SOLD                                 18,013,000         9,990,000       28,672,000          17,241,000
                                                -------------     ----------------   --------------     -------------
GROSS PROFIT                                       23,030,000        14,218,000       34,252,000          22,321,000
                                                -------------     ----------------   --------------     -------------
OPERATING EXPENSES:
  Selling, marketing and distribution              18,875,000        11,883,000       33,008,000          23,194,000
  General and administrative                        1,936,000         1,333,000        3,733,000           2,534,000
                                                -------------     ----------------   --------------     -------------
    Total operating expenses                       20,811,000        13,216,000       36,741,000          25,728,000
                                                -------------     ----------------   --------------     -------------
INCOME (LOSS) FROM OPERATIONS                       2,219,000         1,002,000       (2,489,000)         (3,407,000)
OTHER INCOME                                           82,000              -              82,000                -
INTEREST EXPENSE, NET                                (283,000)         (101,000)        (407,000)           (163,000)
                                                -------------     ----------------   --------------     -------------
INCOME (LOSS) BEFORE PROVISION
   (BENEFIT) FOR INCOME TAXES                       2,018,000           901,000       (2,814,000)         (3,570,000)
PROVISION (BENEFIT) FOR INCOME
   TAXES                                              767,000           342,000       (1,069,000)         (1,379,000)
                                                -------------     ----------------   --------------     -------------
NET INCOME (LOSS)                               $   1,251,000     $     559,000      $(1,745,000)       $ (2,191,000)
                                                =============     ================   ==============     =============
NET INCOME (LOSS) PER SHARE
   BASIC                                        $        0.15     $        0.07      $     (0.21)       $      (0.26)
                                                =============     ================   ==============     =============
   DILUTED                                      $        0.14     $        0.07      $     (0.21)       $      (0.26)
                                                =============     ================   ==============     =============
WEIGHTED AVERAGE SHARES OUTSTANDING:


   BASIC                                            8,261,000         8,330,000         8,252,000           8,361,000
                                                =============     ================   ==============     =============
   DILUTED                                          8,907,000         8,330,000         8,252,000           8,361,000
                                                =============     ================   ==============     =============